As filed with the U.S. Securities and Exchange Commission on March 19, 2026

Registration No. 333-293645 and No. 333-290362

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEARABLE DEVICES LTD.

(Exact name of Registrant as specified in its charter)

Israel	3873	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5 Ha-Tnufa St.

Yokne’am Illit, 2066736, Israel

Telephone: +972.4.6185670

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mudra Wearable, Inc.

24A Trolley Square #2203

Wilmington, DE 19806

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Oded Har-Even, Esq.	Reut Alfiah, Adv.
Howard E. Berkenblit, Esq.	Gal Cohen, Adv.
Sullivan & Worcester LLP	Sullivan & Worcester
1251 Avenue of the Americas	Tel-Aviv (Har-Even & Co.)
New York, NY 10020	HaArba’a Towers
Tel: 212.660.3000	28 HaArba’a St.
North Tower, 35th Floor
Tel-Aviv, Israel 6473925
T +972.74.758.0480

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 1, or this Post-Effective Amendment, to the Registration Statements on Form F-1 (File No.333-290362, or the First Registration Statement, and 333-293645, or the Second Registration Statement, and collectively the Registration Statements), is being filed pursuant to our undertaking in the Registration Statements to update and supplement information contained in the First Registration Statement and the Second Registration Statement, as originally declared effective by the Securities and Exchange Commission, or the SEC, on December 23, 2025 and March 2, 2026, respectively.

This prospectus is a combined prospectus relating to (i) the resale of 556,666 Ordinary Shares, no par value, or the Ordinary Shares, that are issuable upon exercise of 556,666 ordinary warrants (or the September Warrants) registered under the First Registration Statement, (ii) the resale of 410,000 Ordinary Shares that are issuable upon the exercise of 410,000 ordinary warrants (or the October Warrants), and (iii) the resale of 1,937,834 Ordinary Shares that are issuable upon the exercise of 1,937,834 Ordinary Shares (or the November Warrants), with the resales of the Ordinary Shares issuable upon exercise of the October Warrants and the November being registered under the Second Registration Statement. Pursuant to Rule 429 under the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 upon effectiveness will serve as a post-effective amendment to both the First Registration Statement and the Second Registration Statement.

The information included in this filing updates the First Registration Statement and the Second Registration Statement and the prospectuses contained therein, or the Prospectus. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the First Registration Statement and the Second Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholder identified herein may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION DATED MARCH 19, 2026

WEARABLE DEVICES LTD.

Up to 2,904,500 Ordinary Shares
Offered by the Selling Shareholder

This prospectus relates to the offer and sale from time to time by the selling shareholder, or the Selling Shareholder, named in this prospectus of up to 2,904,500 ordinary shares, no par value per share, or Ordinary Shares, which includes (i) up to 556,666 Ordinary Shares issuable upon the exercise of 556,666 warrants issued on September 12 and September 15, 2025, or the September Warrants, at an exercise price per share of $8.01, (ii) up to 410,000 Ordinary Shares, issuable upon the exercise of 410,000 ordinary warrants, or the October Warrants, at an exercise price per share of $8.01, and (iii) up to 1,937,834 Ordinary Shares, issuable upon the exercise of 1,937,834 Ordinary Shares, or the November Warrants, at an exercise price of $5.58 per share.

The September Warrants held by the Selling Shareholder were sold to it by our company in a private placement that was completed on September 12, 2025 and September 15, 2025 pursuant to a certain securities purchase agreements, dated as of September 11, 2025 and September 12, 2025, or the September Agreements, by and between our company and the Selling Shareholder. Pursuant to the private placement that closed on September 12, 2025, and September 15, 2025, we sold to the Selling Shareholder an aggregate of 556,666 warrants to purchase up to 556,666 Ordinary Shares. The September Warrants, following the approval of shareholders on February 19, 2026, have an exercise price of $8.01 per share, became immediately exercisable upon issuance following shareholder approval and will expire five years from the date of the shareholder approval.

The October Warrants held by the Selling Shareholder were sold to it by our company in a private placement that was completed on October 31, 2025 pursuant to a certain securities purchase agreement, dated as of October 29, 2025, or the October SPA, by and between our company and the Selling Shareholder. Pursuant to the private placement, and following the approval of shareholders on February 19, 2026, we issued to the Selling Shareholder an aggregate of 410,000 warrants to purchase up to 410,000 Ordinary Shares, or the October Offering. The October Warrants have an exercise price of $8.01 per share, became immediately exercisable upon issuance following shareholder approval and will expire five years from the date of the shareholder approval.

The November Warrants held by the Selling Shareholder were sold to it by our company in a private placement that was completed on December 1, 2025, pursuant to a certain warrant inducement agreement, dated as of November 26, 2025, or the November Warrant Inducement Agreement, by and between our company and the Selling Shareholder. Pursuant to the private placement, and following the approval of shareholders on February 19, 2026, we issued to the Selling Shareholder an aggregate of 1,937,834 warrants to purchase up to 1,937,834 Ordinary Shares, or the November Warrant Inducement Transaction. The November Warrants have an exercise price of $5.58 per share, became immediately exercisable following issuance upon shareholder approval and will expire five years from the date of the shareholder approval.

All of the above-described private placements were effected pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act of 1933, as amended, or the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder.

The Selling Shareholder may sell the 2,904,500 Ordinary Shares underlying the September Warrants, the October Warrants and the November Warrants, or collectively, the Warrants, held by it in one or more offerings under this prospectus, for its own account. We will not receive any of the proceeds from the sale of Ordinary Shares by the Selling Shareholder. We will, however, receive up to an aggregate of approximately $18.6 million in cash from the exercise of the Warrants, assuming the exercise in full of all the Warrants.

The Selling Shareholder may offer and sell any of the Ordinary Shares offered hereby from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the securities. In connection with any sales of Ordinary Shares offered hereunder, the Selling Shareholder, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. For additional information on the possible methods of sale that may be used by the Selling Shareholder, you should refer to the section titled “Plan of Distribution” elsewhere in this prospectus. We do not know when or in what amounts the Selling Shareholder may offer the Ordinary Shares for sale. The Selling Shareholder may sell any, all or none of the shares offered by this prospectus.

As of the date of this prospectus, our Ordinary Shares are listed and trade on the Nasdaq Capital Market under the symbol “WLDS.” The last reported sale price of our Ordinary Shares on March 18, 2026 was $1.35 per share.

Investing in our Ordinary Shares is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our Ordinary Shares, as well as the risks described under the heading “Item 3 Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025, or the 2025 Annual Report, which we filed with the Securities and Exchange Commission on March 12, 2026, and in other documents incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2026

i

ABOUT THIS PROSPECTUS

As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this prospectus incorporates important information about us that is contained in documents that we have previously filed with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Wearable Devices Ltd., 5 Ha-Tnufa St., Yokne’am Illit, 2066736, Israel, Attention: Chief Financial Officer. The telephone number of our registered office is Telephone+972.4.6185670. See “Where You Can Find Additional Information.”

You should rely only on information contained in and incorporated by reference into this prospectus. We have not, and the Selling Shareholder has not, authorized anyone to give any information or to make any representations other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, (1) any securities other than our Ordinary Shares or (2) our Ordinary Shares in any circumstances in which such an offer or solicitation is unlawful. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct. Information contained on our website, www.wearabledevices.co.il, does not constitute part of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Wearable Devices” refer to Wearable Devices Ltd. “Mudra” is a registered trademark of Wearable Devices Ltd.

All historical quantities of Ordinary Shares and per share data presented herein give retroactive effect to our 1-for-3 reverse share split effected prior to the start of trading on Nasdaq on March 11, 2026.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus includes or incorporates by reference statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

We report in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

ii

PROSPECTUS SUMMARY

This section summarizes certain of the information that is contained in this prospectus or the documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein, including our financial statements and the related notes and the information in the section entitled “Item 5. Operating and Financial Review and Prospects” in the 2025 Annual Report, which is incorporated by reference herein. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus and the information incorporated by reference in this prospectus, including the sections entitled “Risk Factors” herein and in Item 3.D of the 2025 Annual Report.

Our Company

We are a growth company developing a non-invasive neural input interface in the form of a wearable wristband for controlling digital devices using subtle finger gestures and hand movements. Since our technology was introduced to the market in 2014, we have been working with both B2B and B2C customers as part of our push-pull strategy. We are now in the transition phase from research and development to commercialization of our technology into B2B products. At the same time, starting in December 2023, we have commenced shipment of the “Mudra Band”, our first B2C consumer product, and aftermarket accessory band for Apple Watch that enables gesture control across Apple ecosystem devices such as iPhone, Mac computer, Apple TV, and iPad, inter alia. In September 2024, we launched the Mudra Link, a universal neural band to control multiple operating systems devices. The Mudra Link has been sold and shipped regularly since February 2025.

Our company’s vision is to create a world in which the user’s hand becomes a universal input device for touchlessly interacting with technology. We believe that our technology is setting the standard input interface for the Metaverse. We intend to transform interaction and control of digital devices to be as natural and intuitive as real-life experiences. We imagine a future in which humans can share skills, thoughts, emotions, and movements with each other and with computers, using wearable interfaces and devices. We believe that neural-based interfaces will become as ubiquitous to interact with wearable computing and digital devices in the near future as the touchscreen is a universal input method for smartphones.

Combining our own proprietary sensors and AI algorithms into a stylish wristband, our Mudra platform enables users to control digital devices through subtle finger movements and hand gestures, without physical touch or contact. These digital devices include consumer electronics, smart watches, smartphones, augmented reality, or AR, glasses, virtual reality, or VR, headsets, televisions, personal computers and laptop computers, drones, robots, etc.

The Mudra Development Kit (formerly Mudra Inspire), our B2B development kit product, started selling to B2B customers in 2018 as the first point of business engagement and contributed to our early-stage revenues.

In 2025 and 2024, we had revenues of $647 thousand and $522 thousand, respectively, and comprehensive and net loss of $8.1 million and $7.9 million, respectively.

Over 100 companies have purchased our Mudra Development Kit (formerly Mudra Inspire), 30 of which are multinational technology companies. These companies are exploring various input and control use-cases for their products, ranging over multiple countries and industry sectors, including consumer electronics manufacturers, consumer electronics brands, electronic components manufacturers, IT services and software development companies, industrial companies, and utility providers. Our objective with these companies is to commercialize the Mudra technology by licensing it for integration in the hardware and software of these companies’ products and services. We estimate that there will be a three-to-five-year period from the time we are first introduced to a customer to signing a licensing agreement. As of March 18, 2026, we have not signed a license agreement with any of these companies.

In February 2026, we announced the launch of Mudra Experience Studio – a universal single codebase Neural Input Platform for XR and AI Developers. The Mudra Experience Studio provides developers with production-ready SDKs, standardized gesture taxonomy, and OEM integration tiers that enable rapid deployment of neural input across all leading Artificial Intelligence Integrated Development Environment such as Loveable, ChatGPT, Claude, Cursor, and more.

In addition to consumer electronics, we have recently expanded our brand to include neurotech and brain-computer interface sensors, with additional verticals that include Industry 4.0 – a new phase in the Industrial Revolution that focuses on interconnectivity, automation, machine learning, and real-time data, digital health, sport analytics, and more.

The core of our platform is Mudra, which means “gesture” in Sanskrit. Mudra, our surface nerve conductance, or SNC, technology and wristband tracks neural signals on the user’s wrist skin surface, which our algorithms decipher to predict as gestures made by finger and hand movements. The interface binds each gesture with a specific digital function, allowing users to input commands without physical touch or contact. Mudra gestures are natural to perform, and gestures can be tailored per a user’s intent, desired function, and the controlled digital device. Mudra can detect multiple gesture types, including hand movements, finger movements, and fingertip pressure gradations. In addition to the control use-case, our Mudra technology and SNC sensor can be utilized in multiple monitoring use-cases where we can monitor neural and hand movements for digital health purposes, sport analytics performance, and Industry 4.0 solutions.

Corporate Information

We are an Israeli corporation based in Yokne’am Illit, Israel and were incorporated in Israel in 2014 under the name Wearable Devices Ltd. Our principal executive offices are located at 5 Ha-Tnufa St., Yokne’am Illit, 2066736 Israel. Our telephone number in Israel is 972.4.6185670. Our website address is www.wearabledevices.co.il. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Ordinary Shares outstanding prior to this offering	3,597,740 Ordinary Shares.

Ordinary Shares offered by the Selling Shareholder	Up to 2,904,500 Ordinary Shares issuable upon the exercise of the (i) 556,666 Ordinary Shares issuable upon the exercise of the September Warrants at an exercise price per share $8.01 per share, (ii) 410,000 Ordinary Shares issuable upon the exercise of the October Warrants at an exercise price per share of $8.01, and (iii) 1,937,834 Ordinary Shares issuable upon the exercise of the November Warrants at an exercise price of $5.58 per share. Following receipt of shareholder approval, the September Warrants, October Warrants and November Warrants were issued and became exercisable immediately upon issuance and will expire on the five-year anniversary of shareholder approval.

Ordinary Shares to be outstanding after this offering (1):	6,502,240 Ordinary Shares, assuming the exercise in full of all of the Warrants for cash and without adjustment.

Use of proceeds	The Selling Shareholder will receive all of the proceeds from the sale of any Ordinary Shares sold by it pursuant to this prospectus. We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholder (although we may receive proceeds from any exercise of the Warrants, to the extent Warrants are exercised by the Selling Shareholder). See “Use of Proceeds” in this prospectus.

Listing	Our Ordinary Shares are listed for trading on the Nasdaq Capital Market under the symbol “WLDS”.

Risk Factors	Investing in our securities is highly speculative and involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our securities. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 4, including the risks described under the heading “Item 3 Key Information - D. Risk Factors” in our 2025 Annual Report.

(1)	The number of Ordinary Shares outstanding immediately after this offering is based on 3,597,740 Ordinary Shares outstanding as of March 18, 2026, excludes, as of such date:

●	92 Ordinary Shares issuable upon the exercise of warrants issued to a consultant, at an exercise price of $540.00 per Ordinary Share, and an additional 98 Ordinary Shares issuable upon the exercise of warrants issued to an advisor, at an exercise price of $1,015.20 per Ordinary Share;

●	7,387 Ordinary Shares issuable upon the exercise of outstanding options allocated or granted to directors, employees and consultants under our 2015 Share Option Plan, or the 2015 Plan, at a weighted average exercise price of $94.83 per Ordinary Share, of which 6,100 were vested as of March 18, 2026;

●	4,346 Ordinary Shares reserved for future issuance under the 2015 Plan;

●	32,863 Ordinary Shares issuable upon the exercise of 32,863 warrants to purchase one Ordinary Share per warrant, or the IPO Warrants, at an exercise price of $480.00 per share, or the IPO Warrants and warrants to purchase up to 781 Ordinary Shares, issued to the underwriter in our initial public offering at an exercise price of $1,274.40 per share, or the Underwriter’s Warrants;

●	1 Ordinary Shares reserved for issuance under the standby equity purchase agreement, or the SEPA;

●	20,833 Ordinary Shares reserved for future issuance under our 2024 Employee Stock Purchase Plan, or the 2024 Purchase Plan;

●	687,756 Ordinary Shares issuable upon the settlement of outstanding restricted share units, or RSUs, allocated or granted to directors, employees and consultants under our 2024 Global Equity Incentive Plan, or the 2024 Plan, of which none were vested as of March 18, 2026;

●	493,336 Ordinary Shares reserved for future issuance under the 2024 Plan; and

●	10,000 Ordinary Shares issuable upon the exercise of outstanding options granted to employees under the 2024 Plan, of which none were vested as of March 18, 2026.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information— D. Risk Factors” in our 2025 Annual Report, as updated by other reports and documents we file with, or furnish to, the SEC and that are incorporated by reference herein. Please see the sections of this prospectus entitled “Where You Can Find Additional Information” and “Information Incorporated by Reference.” If one or more of those risks is realized, that could adversely impact our business, financial condition or results of operations.

Risks Relating to the Offering and to an Investment in our Ordinary Shares

Shareholders may experience significant dilution as a result of potential future financings that we may effect.

We currently have an effective shelf registration statement on Form F-3 for the sale of up to $30,000,000 of our Ordinary Shares, warrants, rights and/or units, of which approximately $16.5 million has been sold. Purchasers of Ordinary Shares in this offering, as well as our existing shareholders, will experience significant dilution if we sell additional shares at prices significantly below the price at which they invested. In addition, we may issue additional Ordinary Shares or other equity securities exercisable for Ordinary Shares in connection with, among other things, future acquisitions of additional companies or assets, or under our equity incentive plans, in certain cases without shareholder approval. Our existing shareholders may experience significant dilution if we issue shares in the future at prices below the price at which previous shareholders invested.

Our issuance of additional Ordinary Shares or other ordinary share equivalents would have the following effects:

●	our existing shareholders’ proportionate ownership interest in us will decrease;

●	the relative voting strength of each previously outstanding ordinary share may be diminished; and

●	the market price of our Ordinary Shares may decline.

Investors may experience significant dilution as a result of this offering and future offerings.

The exercise of the September Warrants, October Warrants and the November Warrants and the issuance of up to 2,904,500 Ordinary Shares underlying such Warrants could cause our existing shareholders to experience dilution.

The Selling Shareholder identified herein is selling from time to time up to 2,904,500 Ordinary Shares underlying the Warrants, which constitutes approximately 80.73% of our issued and outstanding Ordinary Shares prior to the offering pursuant to this prospectus. Such sales could cause the market price of our Ordinary Shares to decline.

Purchasers of the Ordinary Shares, as well as our existing shareholders, will experience dilution if the Selling Shareholder identified herein sells the shares underlying the Warrants. In addition, we may also offer additional Ordinary Shares in the future, which may result in additional significant dilution. For instance, pursuant to certain securities purchase agreements entered into on September 11, 2025 and September 12, 2025, respectively, we agreed to issue warrants to purchase up to 556,666 Ordinary Shares at an exercise price of that has since been amended to $8.01 per share, or the September Warrants. The September Warrants are exercisable and expire five years from February 19, 2026. The exercise price of the September Warrants is currently above the trading price of our Ordinary Shares, making it unlikely that the holder will elect to exercise them unless the price of our Ordinary Shares increases. However, if the September Warrants were to be exercised, our outstanding Ordinary Shares would increase from 3,597,740 to 4,154,406, representing an increase of approximately 15.5% in the number of outstanding Ordinary Shares. Accordingly, shareholders would experience significant dilution of their ownership interests. The resale of these additional Ordinary Shares could also further cause the trading price of our Ordinary Shares to decline.

Further, if all of the September Warrants, October Warrants and November Warrants are exercised, our outstanding Ordinary Shares would increase from 3,597,740 to 6,502,240, representing an increase of approximately 80.7% in the number of outstanding Ordinary Shares. Accordingly, shareholders would experience significant dilution of their ownership interests. The resale of these additional Ordinary Shares, or the perception that such issuances or resales could occur, could also further cause the market price of Ordinary Shares to decline.

Future issuances or sales, or the potential for future issuances or sales, of our Ordinary Shares may cause the trading price of our Ordinary Shares to decline and could impair our ability to raise capital through subsequent equity offerings.

We have issued a significant number of Ordinary Shares and we may do so in the future. Shares to be issued in future equity offerings could cause the market price of our Ordinary Shares to decline and could have an adverse effect on our earnings per share if and when we become profitable. In addition, future sales of our Ordinary Shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our Ordinary Shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.

The market price of our Ordinary Shares could decline due to sales, or the announcements of proposed sales, of a large number of Ordinary Shares in the market, including sales of Ordinary Shares by our large shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our Ordinary Shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of Ordinary Shares or other equity-related securities would have on the market price of our Ordinary Shares.

Our amended and restated articles of association authorize our board of directors to, among other things, issue additional Ordinary Shares or securities convertible or exchangeable into Ordinary Shares, without shareholder approval. We may issue such additional Ordinary Shares or convertible securities to raise additional capital. The issuance of any additional Ordinary Shares or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted share units, stock appreciation rights, options or warrants to purchase our Ordinary Shares in the future and those stock appreciation rights, options or warrants are exercised, or as the restricted share units settle, our shareholders may experience further dilution. Holders of our Ordinary Shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares or equivalent securities and, therefore, such sales or offerings could result in increased dilution to our shareholders.

An active trading market for our Ordinary Shares may not be sustained.

Although our Ordinary Shares are listed on The Nasdaq Capital Market, the market for our Ordinary Shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our Ordinary Shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to utilize our shares as consideration in any licensing or other collaboration transactions with third parties.

Our share price may be subject to substantial volatility, and shareholders may lose all or a substantial part of their investment.

Our Ordinary Shares currently trade on The Nasdaq Capital Market. There is limited public float, and trading volume historically has been low and sporadic. As a result, the market price for our Ordinary Shares may not necessarily be a reliable indicator of our fair market value. The price at which our Ordinary Shares trades may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new releases by us or competitors, the gain or loss of sources of revenues, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

Because we do not anticipate paying any cash dividends on our Ordinary Shares in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never paid or declared any cash dividends on our Ordinary Shares. We currently intend to retain earnings, if any, to finance the growth and development of our business and we do not anticipate paying any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Ordinary Shares will provide a return to our shareholders.

Resales of our Ordinary Shares in the public market during this offering by our shareholders may cause the market price of our Ordinary Shares to fall.

Sales of a substantial number of our Ordinary Shares could occur at any time. The issuance of new Ordinary Shares could result in resales of our Ordinary Shares by our current shareholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Ordinary Shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus and contain, and our officers and representatives may from time to time make, “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “goal,” “seek,” “project,” “strategy,” “likely,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements are neither historical facts, nor should they be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	SNC becoming the industry standard input method for wearable computing and consumer electronics;

●	our ability to maintain and expand our existing customer base;

●	our ability to maintain and expand compatibility of our devices with a broad range of mobile devices and operating systems;

●	our ability to maintain our business models;

●	our ability to correctly predict the market growth;

●	our ability to remediate material weaknesses in our internal control over financial reporting;

●	our ability to retain our founders;

●	our ability to maintain, protect, and enhance our intellectual property;

●	our ability to raise capital through the issuance of additional securities;

●	the impact of competition and new technologies;

●	the impact of tariffs, trade restrictions, and geopolitical shifts on our operations, supply chain, and market opportunities;

●	projected capital expenditures and liquidity;

●	changes in our strategy;

●	our ability to comply with Nasdaq listing requirements;

●	the global political and economic environment in countries in which we operate including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the Israel-Gaza Strip war, the war with Iran and conflicts with Hezbollah in Lebanon;

●	litigation; and

●	those factors referred to in “Item 3. Key Information — D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our 2025 Annual Report as well other factors in the 2025 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, or the Securities Act, do not protect any forward-looking statements that we make in connection with this offering. All forward-looking statements included in this prospectus and the documents incorporated by reference herein and therein are based on information available to us as of the date of this prospectus or the date of the applicable document incorporated by reference. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY OUR MANAGEMENT. IN REVIEWING THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholder. We will, however, receive up to an aggregate of approximately $4.5 million in cash from the exercise of the September Warrants, up to an aggregate of approximately $3.3 million in cash from the exercise of the October Warrants and up to an aggregate of approximately $10.8 million in cash from the exercise of the November Warrants, assuming the exercise in full for cash of all the Warrants, which we intend to use for working capital and general corporate purposes.

The Selling Shareholder will receive all of the net proceeds from the sale of any Ordinary Shares offered by it under this prospectus. See “Selling Shareholder.” The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholder for brokerage, accounting, tax, legal services or any other expenses incurred by the Selling Shareholder in disposing of these Ordinary Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the sale of the Ordinary Shares covered by this prospectus.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2025:

●	on an actual basis;

●	on a pro forma basis to give effect to (i) the issuance of 660,333 ordinary shares held in abeyance, upon the investor’s request, in connection with a November 29, 2025 inducement letter agreement; and (ii) the issuance of an aggregate of 54,607 Ordinary Shares upon the settlement of RSUs from January through March 2026; and

●	on a pro forma as adjusted basis to give effect to the items above and the issuance of (i) 556,666 Ordinary Shares issuable upon the exercise of the September Warrants for aggregate net proceeds of $4.5 million; (ii) 410,000 Ordinary Shares issuable upon the exercise of the October Warrants for aggregate net proceeds of $3.3 million; and (ii) 1,937,834 Ordinary Shares issuable upon the exercise of November Warrants for aggregate net proceeds of $10.8 million, as if such issuances had occurred as of December 31, 2025.

You should read this table in conjunction with our audited financial statements as of December 31, 2025 and “Item 5. Operating and Financial Review and Prospects”, in our 2025 Annual Report and incorporated by reference herein.

	As of December 31, 2025
U.S. dollars in thousands	Actual	Pro Forma*	As Adjusted*
Cash	$6,500	$6,500	$25,012
Long term debt	-	-	-
Shareholders’ equity:
Share capital	67	67	67
Additional paid in capital	55,695	55,695	74,207
Accumulated losses	(37,209)	(37,209)	(37,209)
Total shareholders’ equity	$18,553	$18,553	37,065

Total capitalization	$18,553	$18,553	37,065

*	Unaudited

Except as otherwise indicated above, the number of Ordinary Shares to be outstanding immediately after this offering is based on 2,882,802 Ordinary Shares outstanding as of December 31, 2025 and excludes:

●	92 Ordinary Shares issuable upon the exercise of warrants issued to a consultant, at an exercise price of $540.00 per Ordinary Share, and an additional 98 Ordinary Shares issuable upon the exercise of warrants issued to an advisor, at an exercise price of $1,015.20 per Ordinary Share;

●	7,387 Ordinary Shares issuable upon the exercise of outstanding options allocated or granted to directors, employees and consultants under our 2015 Share Option Plan, or the 2015 Plan, at a weighted average exercise price of $94.83 per Ordinary Share, of which 6,100 were vested as of March 18, 2026;

●	4,346 Ordinary Shares reserved for future issuance under the 2015 Plan;

●	1 Ordinary Shares reserved for issuance under the SEPA, as of December 31, 2025;

●	32,863 Ordinary Shares issuable upon the exercise of 32,863 IPO Warrants, at an exercise price of $480.00 per share and up to 781 Ordinary Shares issuable upon the exercise of 781 Underwriter’s Warrants, at an exercise price of $1,274.40 per share;

●	20,833 Ordinary Shares reserved for future issuance under the 2024 Purchase Plan;

●	493,336 Ordinary Shares reserved for future issuance under the 2024 Plan;

●	687,756 Ordinary Shares issuable upon the settlement of outstanding RSUs, allocated or granted to directors, employees and consultants under the 2024 Plan, of which none were vested as of March 18, 2026; and

●	10,000 Ordinary Shares issuable upon the exercise of outstanding options granted to employees under the 2024 Plan, of which none were vested as of March 18, 2026.

SELLING SHAREHOLDER

This prospectus relates to the sale of up to 2,904,500 Ordinary Shares that the Selling Shareholder may sell in one or more offerings upon exercise of some or all of Warrants that the Selling Shareholder purchased from us in a private placement under the terms of the Securities Purchase Agreement. The table below sets forth information about the maximum number of Ordinary Shares that may be offered from time to time by the Selling Shareholder under this prospectus. The Selling Shareholder identified below may currently hold or acquire Ordinary Shares in addition to those registered hereby. In addition, the Selling Shareholder identified below may sell, transfer, assign or otherwise dispose of some or all of its Ordinary Shares registered hereunder in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

To our knowledge, the Selling Shareholder does not have, and has not had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than its ownership of our Ordinary Shares, Warrants and pre-funded warrants, and transactions relating to the issuances or exercises thereof. In addition, to our knowledge, the Selling Shareholder is not an affiliate of a broker-dealer and there are no participating broker-dealers. To the extent a selling shareholder would be an affiliate of a broker-dealer, or if there would be any participating broker-dealer, such selling shareholder and/or participating broker-dealer would be deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer could be regarded as underwriting commissions or discounts under the Securities Act.

Prior to the closing of the sales of securities to the Selling Shareholder under the September Agreements, the Company had 1,325,421 Ordinary Shares issued and outstanding. The September Offerings both consisted of two separate, concurrent transactions (i) a registered direct offering and (ii) a private placement.

Pursuant to the registered direct offering for the September 12 Offering, we issued and sold 146,667 Ordinary Shares to the Selling Shareholder, together with 186,666 pre-funded warrants to purchase 186,666 Ordinary Shares. Pursuant to the registered direct offering for the September 15 Offering, we issued and sold to the Selling Shareholder 146,667 Ordinary Shares, together with 76,666 pre-funded warrants to purchase 76,666 Ordinary Shares. Both registered direct offerings were registered under a separate prospectus supplement constituting a part of the prospectus in our registration statement on Form F-3, SEC file number 333-274841, and is not covered by this prospectus.

Prior to the closing of the sales of securities to the Selling Shareholder under the October SPA, the Company had 1,986,923 Ordinary Shares issued and outstanding. The October Offering consisted of two separate, concurrent transactions: (i) a registered direct offering and (ii) a private placement, while the November Warrant Inducement Transaction consisted of two separate, concurrent transactions: (i) a warrant inducement and (ii) a private placement.

Pursuant to the registered direct offering for the October Offering, we issued and sold to the Selling Shareholder 218,333 Ordinary Shares, together with 191,667 pre-funded warrants to purchase 191,667 Ordinary Shares. The registered direct offering related to the October Offering was registered under a separate prospectus supplement constituting a part of the prospectus in our registration statement on Form F-3, SEC file number 333-274841, and is not covered by this prospectus.

Pursuant to the November Warrant Inducement Agreement, the Selling Shareholder exercised 1,107,333 Existing Warrants to purchase 1,107,333 Ordinary Shares. In a concurrent private placement effected pursuant to the November Warrant Inducement Agreement, we sold 1,937,834 New Warrants to the Selling Shareholder, each of which is exercisable for one Ordinary Share, which were issued to the Selling Shareholder on February 19, 2026, following approval by our shareholders.

In the aggregate, the registered direct offering, warrant inducement, and private placement transactions contemplated by the September offerings, the October SPA and the November Warrant Inducement Agreement resulted in our issuance of 4,978,500 Ordinary Shares and/or ordinary share equivalents, which constituted approximately 375% of the issued and outstanding shares of the Company prior to the September offerings.

We have prepared the following table based on information supplied to us by the Selling Shareholder on or prior to March 17, 2026.

	Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
Name of Selling Shareholder	Number	Percentage(2)	Number	Number(3)	Percentage(4)
Armistice Capital, LLC(5)	3,140,787	48.30%	2,904,500	236,287	3.63%

(1)	Included as Ordinary Shares “owned” for purposes of this column are the (i) 236,287 Ordinary Shares, (ii) 556,666 Ordinary Shares issuable upon the exercise of warrants, exercisable at a price of $8.01 per share, (iii) 410,000 Ordinary Shares issuable upon the exercise of the October Warrants exercisable at a price of $8.01, and (iv) 1,937,834 Ordinary Shares Issuable upon the exercise of the November Warrants exercisable at a price of $5.58.

(2)	The percentage ownership of 49.48% is based on 3,597,740 outstanding Ordinary Shares as of the date of this prospectus, while also including as outstanding for purposes of calculating such percentage, an additional (i) 2,904,500 Ordinary Shares underlying the Warrants, which are also currently exercisable, This percentage does not give effect to the provisions of the Warrants, which provide that the Selling Shareholder may not hold more than 4.99% of the total issued and outstanding Ordinary Shares of the Company at any given time.

(3)	Assumes that the Selling Shareholder will sell all of the 2,904,500 Ordinary Shares underlying Warrants that are being offered pursuant to this prospectus, but has not and will not sell any of the previously issued warrants or other Ordinary Shares beneficially owned by the Selling Shareholder.

(4)	The percentage of outstanding Ordinary Shares which may be sold in this offering considers, as outstanding Ordinary Shares, the 2,904,500 Ordinary Shares underlying the Warrants that may be sold in this offering.

(5)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Shareholder from exercising that portion of the warrants that would result in the Selling Shareholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION

We are registering the sale of the 2,904,500 Ordinary Shares (underlying the Warrants) offered under this prospectus on behalf of the Selling Shareholder. The Selling Shareholder, which, as used herein includes donees, pledgees, transferees, or other successors-in-interest selling those Ordinary Shares or interests in those Ordinary Shares received after the date of this prospectus from the Selling Shareholder as a gift, pledge, partnership distribution, or other non-sale related transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of the subject Ordinary Shares on any stock exchange, market or trading facility on which the Ordinary Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of the subject Ordinary Shares owned by such shareholder and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the subject Ordinary Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Shareholder(s) to include the pledgee, transferee, or other successors in interest as a Selling Shareholder under this prospectus. The Selling Shareholder may use any one or more of the following methods when disposing of its shares pursuant to this prospectus:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the effective dates of the registration statements of which this prospectus forms a part;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In connection with the sale of Ordinary Shares or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Ordinary Shares in the course of hedging the positions they assume. The Selling Shareholder may also sell Ordinary Shares short and deliver these securities to close out its short positions, or loan or pledge the Ordinary Shares to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended to reflect such transaction).

If the Ordinary Shares are sold through broker dealers, the Selling Shareholder will be responsible for discounts or commissions or agent’s commissions. The aggregate proceeds to the Selling Shareholder from the sale of the Ordinary Shares offered by it will be the purchase price of the Ordinary Shares less discounts or commissions, if any. The Selling Shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Ordinary Shares to be made directly or through agents. We will not receive any of the proceeds from this offering (although we will receive proceeds from the exercise of the Warrants under which the Ordinary Shares being sold in this offering will be issued).

The Selling Shareholder also may resell all or a portion of the Ordinary Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule.

The Selling Shareholder and any underwriters, broker-dealers, or agents that participate in the sale of our Ordinary Shares or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. If the Selling Shareholder is deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus (as it may be amended from time to time) available to the Selling Shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

To the extent required, the Ordinary Shares to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers, or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth, if appropriate, in post-effective amendments to the registration statements that includes this prospectus or, to the extent permissible, in a supplement to this prospectus.

In order to comply with the securities laws of some states, if applicable, the Ordinary Shares to be sold under this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Selling Shareholder and any other person participating in a distribution of the Ordinary Shares covered by this prospectus will be subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Shareholder and any other such person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares under this prospectus to engage in market-making activities with respect to the Ordinary Shares.

DESCRIPTION OF SHARE CAPITAL

The following description of the share capital of Wearable Devices Ltd., or the Company, and the provisions of our amended and restated articles of association and Israeli law are summaries, do not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of association, Israeli law and any other documents referenced.

Type and class of securities

Ordinary Shares

As of March 18, 2026, our authorized share capital consists of 500,000,000 Ordinary Shares, no par value per share, of which 3,597,740 Ordinary Shares were issued and outstanding as of such date.

All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Our Ordinary Shares and the IPO Warrants have been listed on the Nasdaq Capital Market under the symbol “WLDS” and “WLDSW,” respectively, since September 13, 2022.

Warrants, Options and RSUs

As of March 18, 2026, we have issued and outstanding IPO Warrants to purchase an aggregate of 32,863 Ordinary Shares, with exercise price of $480.00 per Ordinary Share. The IPO Warrants are exercisable until September 12, 2027.

As of March 18, 2026, we have issued: (i) options to purchase an aggregate of 7,387 Ordinary Shares to certain employees, directors and consultants, under our 2015 Share Option Plan, at a weighted average exercise price of $94.82 per Ordinary Share (an additional 4,346 Ordinary Shares are reserved for future issuance under our 2015 Share Option Plan); and (ii) RSUs convertible to 687,756 Ordinary Shares and options to purchase 10,000 Ordinary Shares to directors, employees and consultants under our 2024 Global Equity Incentive Plan (an additional 493,336 Ordinary Shares are reserved for future issuance under the 2024 Global Equity Incentive Plan). In addition, 20,833 Ordinary Shares are reserved for future issuance under our 2024 Employee Stock Purchase Plan.

As of March 18, 2026, in addition to the IPO Warrants, there are 2,905,472 Ordinary Shares issuable upon the exercise of outstanding warrants at exercise prices ranging from $5.58 to $1,274.40 per share, with expiration dates ranging from September 2027 to September 2032.

Articles of Association

Directors

Under the Israeli Companies Law 5759-1999, or the Companies Law, the board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our board of directors may exercise all powers that are not required under the Companies Law, or under our amended and restated articles of association to be exercised or taken by our shareholders.

Rights Attached to Ordinary Shares

In accordance with the Companies Law and our amended and restated articles of association, our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Our amended and restated articles of association provide for a staggered board of directors consisting of three classes of directors. Our directors are generally elected and/or re-elected by the Company’s general meeting and, other than under certain exceptions, serve in office until the third annual general meeting after the general meeting in which such director was appointed, in which such later annual general meeting the directors will be brought for re-election or replacement.

In each annual general meeting, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire, and all other directors whose service term lapsed shall be deemed to have been re-elected for a term until the next annual general meeting. The director to deemed to be re-elected is generally the director that served the longest period since its appointment or last re-election. If more than one director served the longest time, the board of directors will decide which of such directors will be brought for re-election at the relevant general meeting.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our board of directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our board of directors may call special meetings whenever it sees fit and upon the request of: (a) any two of our directors or such number of directors equal to one quarter of the directors then at office; and/or (b) one or more shareholders holding, in the aggregate, (i) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (ii) 5% or more of our outstanding voting power, or the Non Exempted Holding.

However, under exemptions applicable to Israeli companies whose securities are listed for trade on stock exchanges outside of Israel, or the Exemptions Regulations, the board of directors of an Israeli company shall convene a special meeting at the request of one or more shareholders holding at least 10% of the issued and outstanding share capital, and at least 1% of the voting rights in the company, or one or more shareholders holding at least 10% of the voting rights in the company, provided that if the applicable law to companies incorporated in the country which the company is listed for trade, establishes a right to demand convening of such a meeting for those holding a percentage of holdings lower than 10%, then the Non Exempted Holding shall apply.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter on the agenda of the general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such matter at the general meeting of shareholders. However, under the Exemptions Regulations, one or more shareholders of an Israeli company whose shares are listed outside of Israel, may request the company’s board of directors to include a nomination of a candidate for a position on the board of directors or the termination of a director, as an item on the agenda of a future general meeting, provided that the shareholder holds at least 5% of the voting rights of the company.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and sixty days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	the exercise of our board of directors’ powers by a general meeting if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors (other than with respect to circumstances specified in our amended and restated articles of association);

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

●	increases or reductions of our authorized share capital;

●	a merger (as such term is defined in the Companies Law); and

●	dissolution of the Company by the court and voluntary dissolution of the Company in a regular or an expedited procedure.

Notices

Under our amended and restated articles of association, we are not required to give notice to our registered shareholders pursuant to the Companies Law, unless otherwise required by law. The provisions of the Companies Law and the regulations promulgated thereunder require that a notice of any annual or special shareholders meeting be provided at least 14 or 21 (as applicable) days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

According to our amended and restated articles of association and as permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned either (i) to the same day of the following week, at the same hour and in the same place; (ii) to such other date, time and place as prescribed in the notice to the shareholders and at such adjourned meeting; or (iii) to such day and at such time and place as the chairperson of the general meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). At such adjourned meeting, any number of shareholders participating in the meeting shall constitute a quorum.

If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be canceled.

Adoption of Resolutions

Except as required by the Companies Law or the Company’s amended and restated articles of association, a resolution of the shareholders shall be adopted if approved by a simple majority of the holders of the voting power represented at the general meeting in person or by proxy and voting thereon, as one class, disregarding abstentions from the count of the voting power present and voting. Without limiting the generality of the foregoing, (a) if the Companies Law requires a higher majority for any resolution with respect to a matter or action, the relevant resolution shall be adopted by such higher majority, and (b) if the Companies Law requires a simple majority for any resolution with respect to a matter or action, the relevant resolution shall be adopted by a simple majority, unless the Companies Law permits the Company’s amended and restated articles of association to require a higher majority for such resolution, in which case the relevant resolution shall be adopted by such higher majority as may be set forth in the Company’s amended and restated articles of association.

Our amended and restated articles of association provide that resolutions amending provisions of the articles of association related to the staggered board of directors and the composition of the board of directors, as well as a resolution to dismiss a director, will require an affirmative vote of 70% of the voting power represented at a general meeting and voting thereon. Other than that, and unless otherwise required under the Companies Law and our amended and restated articles of association, all resolutions of the Company’s shareholders require a simple majority vote. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

Our amended and restated articles of association provide that the increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares or the issuance of additional shares thereof, shall not be deemed to modify, derogate or cancel the rights attached to the previously issued shares of such class or of any other class.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities in our amended and restated articles of association. In certain circumstances the warrants have restrictions upon the exercise of such warrants if such exercise would result in the holders thereof owning more than 4.99% or 9.99% of our Ordinary Shares upon such exercise, as further described below.

Provisions Restricting Change in Control of Our Company

Our amended and restated articles of association provide for a staggered board of directors, which mechanism may delay, defer or prevent a change of control of the Company’s board of directors. Other than that, there are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us. However, as described below, certain provisions of the Companies Law may have such effect.

Merger

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The term “Special Majority” hereof will be defined as described in section 275(a)(3) of the Companies Law as:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have personal interest in the merger (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the merger, does not exceed 2% of the aggregate voting rights of the company.

Special Tender Offer

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

However, under the Exemptions Regulations, the aforesaid limitations regarding a special tender offer shall not apply if the law applicable to companies incorporated in the country in which the foreign company is listed for trade includes restrictions on the acquisition of control of any portion of the company, or that the acquisition of control requires the purchaser to conduct a tender offer to the company’s shareholders.

Full Tender Offer

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Tax Considerations for Acquisitions

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our authorized share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any authorized share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

Exclusive Forum

Our amended and restated articles of association provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Act and that any person or entity purchasing or otherwise acquiring any interest in any security of the Company, shall be deemed to have notice of and consented to this exclusive forum provision.

Staggered Board

Our amended and restated articles of association provide for a split of the board of directors into three classes with staggered three-year terms. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire. The director whom is to be retired and re-elected shall generally be the director that served the longest period since its appointment or last re-election or, if more than one director served the longest time, or if a director who is not to be re-elected agrees to be re-elected, the meeting of the board of directors which sets the date and agenda for the annual general meeting (acting by a simple majority) will decide which of such directors will be brought for re-election at the relevant general meeting.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the Ordinary Shares being registered under the registration statements of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$2,205.65
Legal fees and expenses	$20,000
Accounting fees and expenses	$14,000
Miscellaneous	$8,000
Total	$44,205.65

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law have been passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel. Certain legal matters with respect to U.S. law have been passed upon for us by Sullivan & Worcester LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025 incorporated by reference herein, have been so incorporated in reliance on the report of Ziv Haft, Certified Public Accountants, Isr., BDO Member Firm, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements. Further our officers, directors and principal shareholders are exempt from short-swing profit recovery provisions contained in Section 16 of the Exchange Act, and our principal shareholders, and, until March 18, 2026, our officers and directors are exempt from the reporting provisions thereunder.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Form 6-K, unaudited interim financial information.

We maintain a corporate website at www.wearabledevices.co.il. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including any notices of general meetings of our shareholders.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 12, 2026; and

●	The description of our securities contained in Form 8-A, File No. 001-41502, filed with the SEC on September 9, 2022, as amended by Exhibit 2.7 to our 2025 Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 12, 2026, including any further amendments or reports filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: 5 Ha-Tnufa St., Yokne’am Illit, 2066736, Israel, Tel: +972.4.6185670, Attention: Chief Financial Officer.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statements of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel;

●	the judgment was not obtained by fraud, there was a reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court under the applicable international private law rules in Israel, the judgement does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which relief was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfil its duty by the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Up to 2,904,500 Ordinary Shares
Offered by the Selling Shareholder

PROSPECTUS

                              , 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court; (1) in proceedings that the company institutes, or that are instituted on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits, if a company adds provisions in the articles of association to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement shall provide the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Insurance

Under the Companies Law, a company may obtain insurance for any of its office holders against the following liabilities incurred due to acts he or she performed as an office holder, if and to the extent provided for in the company’s articles of association:

●	breach of his or her duty of care to the company or to another person, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company’s interests; and

●	a financial liability imposed upon him or her in favor of another person.

Exemption

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its articles of association. Our amended and restated articles of association provide that we may exempt, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care. Subject to the aforesaid limitations, and to other limitations detailed in the indemnification agreements, we exempt and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exempt or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exemption) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exemption, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors (and, with respect to certain office holders or under certain circumstances, also by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may only be approved by the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, with respect to the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association permit us to exempt (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

The foregoing descriptions summarize the material aspects and practices of our board of directors. For additional details, we also refer you to the full text of the Companies Law. In addition, reference is made to our amended and restated articles of association, which are filed as an exhibit to this registration statement, and are incorporated herein by reference.

There are no service contracts between us, on the one hand, and our directors in their capacity as directors, on the other hand, providing for benefits upon termination of service.

Item 7. Recent Sales of Unregistered Securities.

Set forth below are the sales of all securities by the Company since March 2023, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.  The conversions described below were exempt from registration under Securities Act in reliance on Section 3(a)(9) of the Securities Act.

On June 6, 2024, we entered into a Standby Equity Purchase Agreement, or the SEPA, with YA II PN, LTD., or YA, a fund managed by Yorkville Advisors Global, L.P. Pursuant to the terms of the SEPA, YA committed to purchase up to $10.0 million of Ordinary Shares, at any time during the three-year period following the execution date of the SEPA. To date we have sold 102,392 Ordinary Shares for aggregate gross proceeds of $4.6 million.

On November 27, 2024, concurrently with a registered direct offering for the issuance and sale of 21,000 Ordinary Shares and pre-funded warrants to purchase up to 47,500 Ordinary Shares, we closed a concurrent private placement for the sale of warrants, or the November 2024 Warrants, to purchase up to 68,500 Ordinary Shares, at a combined purchase price of $27.00 per Ordinary Share and accompanying November 2024 Warrant and a combined purchase price of $26.9988 per pre-funded warrant and accompanying November 2024 Warrant. We received aggregate gross proceeds of approximately $1.85 million, before deducting placement agent fees and other offering expenses. The November 2024 Warrants issued pursuant to the private placement had an exercise price of $30.00 per Ordinary Share, were immediately exercisable and will expire five years following the date of issuance (subject to certain beneficial ownership limitations). The exercise price was subsequently reduced to $12.00.

On April 30, 2025, we closed a warrant inducement transaction with a single institutional investor whereby the investor agreed to exercise for cash (i) the November 2024 Warrants to purchase up to 68,500 Ordinary Shares and (ii) warrants to purchase up to 208,333 Ordinary Shares, originally issued on January 30, 2025 at a reduced exercise price of $4.35 per share, or collectively, the April 2025 Inducement Warrants. In consideration for the immediate exercise of the April 2025 Inducement Warrants, we issued to the investor warrants to purchase up to an aggregate of 553,667 Ordinary Shares at an exercise price of $4.35 per share, or the April 2025 New Warrants. We received aggregate gross proceeds of approximately $1.2 million, before deducting fees and other offering expenses. The April 2025 New Warrants were exercisable immediately upon issuance and expire five years from the date of issuance.

On August 7, 2025, we closed a warrant inducement transaction with a single institutional investor whereby the investor agreed to exercise for cash the April 2025 New Warrants at an exercise price of $4.35 per share. In consideration for the immediate exercise of the April 2025 New Warrants, we agreed to issue to the investor warrants to purchase up to an aggregate of 1,107,333 Ordinary Shares at an exercise price of $5.13 per share, or the August 2025 New Warrants. We received aggregate gross proceeds of approximately $2.4 million, before deducting fees and other offering expenses. The August 2025 New Warrants were subject to shareholder approval. On October 24, 2025, following approval of shareholders, the August 2025 New Warrants were issued. The August 2025 New Warrants were exercisable immediately upon shareholder approval and will expire five years from the date of shareholder approval.

On September 12, 2025, concurrently with a registered direct offering for the issuance and sale of 146,667 Ordinary Shares and pre-funded warrants to purchase up to 186,666 Ordinary Shares, we closed a concurrent private placement for the sale of warrants, or the September 12 Warrants, to purchase up to 333,333 Ordinary Shares, at a combined purchase price of $12.00 per Ordinary Share and accompanying September 12 Warrant and a combined purchase price of $11.9997 per pre-funded warrant and accompanying September 12 Warrant. We received aggregate gross proceeds of approximately $4.0 million, before deducting placement agent fees and other offering expenses. The September 12 Warrants issued pursuant to the private placement had an exercise price of $12.00 per Ordinary Share, were immediately exercisable and will expire five years following the date of issuance (subject to certain beneficial ownership limitations). Following shareholder approval on February 19, 2026, the exercise price was reduced to $8.01.

On September 15, 2025, concurrently with a registered direct offering for the issuance and sale of 146,667 Ordinary Shares and pre-funded warrants to purchase up to 76,666 Ordinary Shares, we closed a concurrent private placement for the sale of warrants, or the September 15 Warrants, to purchase up to 223,333 Ordinary Shares, at a combined purchase price of $18.00 per Ordinary Share and accompanying September 15 Warrant and a combined purchase price of $17.9997 per pre-funded warrant and accompanying September 15 Warrant. We received aggregate gross proceeds of approximately $4.02 million, before deducting placement agent fees and other offering expenses. The September 15 Warrants issued pursuant to the private placement had an exercise price of $18.00 per Ordinary Share, were immediately exercisable and will expire five years following the date of issuance (subject to certain beneficial ownership limitations). Following shareholder approval on February 19, 2026, the exercise price was reduced to $8.01.

On October 31, 2025, concurrently with a registered direct offering for the issuance and sale of 218,333 Ordinary Shares and pre-funded warrants to purchase up to 191,667 Ordinary Shares, we closed a concurrent private placement for the sale of warrants, or the October Warrants, to purchase up to 410,000 Ordinary Shares, at a combined purchase price of $8.01 per Ordinary Share and accompanying October Warrant and a combined purchase price of $8.0097 per pre-funded warrant and accompanying October Warrant. We received aggregate gross proceeds of approximately $3.3 million, before deducting placement agent fees and other offering expenses. The October Warrants sold pursuant to the private placement had an exercise price of $8.01 per Ordinary Share, were immediately exercisable upon the receipt of shareholder approval, which was obtained on February 19, 2026, and will expire five years following the date of the shareholder approval (subject to certain beneficial ownership limitations).

On December 1, 2025, we closed a warrant inducement transaction with a single institutional investor whereby the investor agreed to exercise for cash the August 2025 New Warrants to purchase 1,107,333 Ordinary Shares. In consideration for the immediate exercise of the August 2025 New Warrants, we agreed to issue to the investor warrants to purchase up to an aggregate of 1,937,834 Ordinary Shares at an exercise price of $5.58 per share, or the November Warrants. We received aggregate gross proceeds of approximately $5.68 million, before deducting fees and other offering expenses. The issuance of the November Warrants were exercisable upon the receipt of shareholder approval, which was obtained on February 19, 2026, and will expire five years from the date of the shareholder approval (subject to certain beneficial ownership limitations).

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement by and among Wearable Devices Ltd. and the underwriters named therein (filed as Exhibit 1.1 to Form 6-K (File No. 001-41502) filed on September 22, 2022 and incorporated herein by reference).

3.1	Amended and Restated Articles of Association of Wearable Devices Ltd. (filed as Exhibit 99.2 to Form 6-K (File No. 001-41502) furnished on October 24, 2025 and incorporated herein by reference).

4.1	Form of Representative’s Warrant. (filed as Exhibit 4.1 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference ).

4.2	Form of Warrant Agent Agreement (filed as Exhibit 4.3 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference ).

4.3	Form of Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) filed on September 22, 2022 and incorporated herein by reference).

4.4	Form of Ordinary Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) furnished on September 11, 2025 and incorporated herein by reference).

4.5	Form of Ordinary Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) furnished on September 15, 2025 and incorporated herein by reference).

4.6	Form of Ordinary Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) furnished on October 31, 2025 and incorporated herein by reference).

4.7	Form of New Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) furnished on December 1, 2025 and incorporated herein by reference)

5.1	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Wearable Devices Ltd. (filed as Exhibit 5.1 to Amendment No. 1 to Form F-1 (File No. 333-290362) filed on December 17, 2025, and incorporated herein by reference).

5.2	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Wearable Devices Ltd. (filed as Exhibit 5.1 to Amendment No. 1 to Form F-1 (File No. 333-293645) filed on February 23, 2026, and incorporated herein by reference).

10.1	Form of Indemnification Agreement (filed as Exhibit 10.1 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).

10.2	Wearable Devices Ltd. 2015 Share Option Plan (filed as Exhibit 10.2 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference ).

10.3	First Amendment to Wearable Devices Ltd. 2015 Share Option Plan (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) filed on August 30, 2023 and incorporated herein by reference)

10.4	Share Purchase Agreement, dated April 22, 2021, by and between Wearable Devices Ltd. and Alpha Capital Anstalt (filed as Exhibit 10.3 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).

10.5#	Agreement, dated July 16, 2020, by and between Wearable Devices Ltd. and the Israeli Innovation Authority (filed as Exhibit 10.4 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).

10.6	Amended and Restated Compensation Policy for the Company’s Executive Officers and Directors (filed as Exhibit 99.1 to Form 6-K (File No. 001-41502) filed on February 20, 2026 and incorporated herein by reference).

10.7	Senior Credit Facility Agreement, dated July 4, 2022, by and between Wearable Devices Ltd. and L.I.A. Pure Capital Ltd. (filed as Exhibit 10.6 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).

10.8	First Addendum to Senior Agreement, dated July 19, 2022, by and between Wearable Devices Ltd. and L.I.A. Pure Capital Ltd. (filed as Exhibit 10.8 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).

10.9	Standby Equity Purchase Agreement, dated June 7, 2024 (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) filed on June 7, 2024 and incorporated herein by reference).

10.10	Wearable Devices Ltd. 2024 Global Equity Incentive Plan (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) filed on August 22, 2024 and incorporated herein by reference).

10.11	Wearable Devices Ltd. 2024 Employee Stock Purchase Plan (filed as Exhibit 10.2 to Form 6-K (File No. 001-41502) filed on August 22, 2024 and incorporated herein by reference).

10.12	Form of Inducement Letter, dated August 6, 2025 (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) furnished on August 7, 2025 and incorporated herein by reference).

10.13	Securities Purchase Agreement, dated September 11, 2025, by and between Wearable Devices and the Purchaser Party Thereto (filed as Exhibit 10.2 to Form 6-K (File No. 001-41502) furnished on September 11, 2025 and incorporated herein by reference).

10.14	Placement Agent Agreement, dated September 11, 2025, by and between Wearable Devices and A.G.P./Alliance Global Partners (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) furnished on September 11, 2025 and incorporated herein by reference).

10.15	Securities Purchase Agreement, dated September 12, 2025, by and between Wearable Devices and the Purchaser Party Thereto (filed as Exhibit 10.2 to Form 6-K (File No. 001-41502) furnished on September 15, 2025 and incorporated herein by reference).

10.16	Placement Agent Agreement, dated September 12, 2025, by and between Wearable Devices and A.G.P./Alliance Global Partners (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) furnished on September 15, 2025 and incorporated herein by reference).

10.17	Sales Agreement (dated September 25, 2025, by and between Wearable Devices Ltd. and A.G.P./Alliance Global Partners (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) furnished on September 25, 2025 and incorporated herein by reference).

10.18	Securities Purchase Agreement, dated October 29, 2025, by and between Wearable Devices and the Purchaser Party thereto (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) furnished on October 31, 2025 and incorporated herein by reference).

10.19	Form of Warrant Amendment Agreement, dated October 29, 2025, (filed as Exhibit 4.3 to Form 6-K (File No. 001-41502) furnished on October 31, 2025 and incorporated herein by reference).

10.20	Form of Inducement Letter, dated November 26, 2025 (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) furnished on December 1, 2025 and incorporated herein by reference).

21.1	Subsidiaries of Wearable Devices Ltd. (filed as Exhibit 21.1 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).

23.1*	Consent of Ziv Haft, Certified Public Accountants, Isr., BDO member firm, an independent registered public accounting firm.

23.2	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1)

24.1	Power of Attorney (filed as Exhibit 24.1 to Form F-1 (File No. 333-293645) filed on February 23, 2026 and incorporated herein by reference).

24.2	Power of Attorney (filed as Exhibit 24.1 to Form F-1 (File No. 333-290362) filed on December 17, 2025 and incorporated herein by reference).

107.1	Filing Fee Table (filed as Exhibit 107 to Form F-1 (File No. 333-290362) filed on December 17, 2025 and incorporated herein by reference).

107.2	Filing Fee Table (filed as Exhibit 107 to Form F-1 (File No. 333-293645) filed on February 23, 2026 and incorporated herein by reference).

*	Filed herewith.

#	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statements (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statements or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statements to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statements as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statements as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statements relating to the securities in the registration statements to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statements or made in a document incorporated or deemed incorporated by reference into the registration statements or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statements or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statements as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statements or prospectus that is part of the registration statements or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statements will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statements or prospectus that was part of the registration statements or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokne’am Illit, Israel, on March 19, 2026.

Wearable Devices Ltd.

By:	/s/ Asher Dahan
Asher Dahan
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statements on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Asher Dahan		Chief Executive Officer, Chairman of Board of Directors	March 19, 2026
Asher Dahan		(Principal Executive Officer)

/s/ Alon Mualem		Chief Financial Officer	March 19, 2026
Alon Mualem		(Principal Financial and Accounting Officer)

*		Director	March 19, 2026
Eli Bachar

*		Director	March 19, 2026
Ilana Lurie

/s/ Kobbi Nir		Director	March 19, 2026
Kobbi Nir

*		Director	March 19, 2026
Guy Wagner

*By:	/s/ Asher Dahan		March 19, 2026
Name:	Asher Dahan
Title:	Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Mudra Wearable, Inc., the duly authorized representative in the United States of Wearable Devices Ltd., has signed this registration statement on March 19, 2026.

Mudra Wearable, Inc.

By:	/s/ Asher Dahan
Name:	Asher Dahan
Title:	President, Director